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                                                                    EXHIBIT 11.1

                WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARIES

                     COMPUTATION OF (LOSS) INCOME PER SHARE

                    (In thousands, except per share amounts)
                                  (Unaudited)
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                                                   For the Three Months             For the Six Months
                                                      Ended June 30                   Ended June 30
                                                      -------------                   -------------

                                                    1995             1994            1995           1994
                                                    ----             ----            ----           ----


   Weighted average shares                        3,705            3,327           3,705            3,309
     outstanding for the period
   Dilutive effect of stock                          --              122              --              150
     options at average market price
   Average shares for computing                   3,705            3,449           3,705            3,459
     primary net (loss) income per
     share
   Adjustment for dilutive                           --               --              --               --
     effect of stock options at ending
     market price
   Average shares for computing                   3,705            3,449           3,705            3,459
     fully diluted net (loss) income
     per share
   Loss from continuing                          (4,784)            (398)         (5,535)            (518)
     operations

   Income from discontinued                          --          $   195              --          $   362
                                                -------          -------         -------          -------
     operations
   Net loss                                     $(4,784)         $  (203)        $(5,535)         $  (156)
                                                =======          =======         =======          =======
   Net (loss) income per common
     share:
     Continuing operations                       ($1.29)          ($0.12)         ($1.49)          ($0.15)
     Discontinued operations                         --          $  0.06              --          $  0.10
                                                -------          -------          ------          -------
   Net loss per primary share                    ($1.29)        ($  0.06)          ($1.49)          ($0.05)
                                                ========         ========         ======          =======
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